Exhibit (99)

OWENS CORNING WORLD HEADQUARTERS
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO 43659
419.248.8000

               For Immediate Release

___________________________________________________________________________________________________________________________________________________________________________________________________________

Contact:	Dave Dimmer
Corporate Communications
419/248-8421

Owens Corning Reports Fourth Quarter and Full Year 2003 Results

Toledo, Ohio, Feb. 6, 2004 – Owens Corning (OTC: OWENQ) today reported financial results for the fourth quarter ended December 31, 2003, as well as results for the full year 2003.

For the fourth quarter of 2003, the company had net sales of $1.275 billion, compared to net sales of $1.174 billion for the same period in the prior year. Owens Corning reported income from operations of $112 million for the quarter, including a credit of $10 million for restructuring and other charges, $10 million of Chapter 11-related charges, and $1 million in asbestos-related insurance recoveries. For the fourth quarter of 2002, Owens Corning reported a loss from operations of $44 million, including charges of $113 million for restructuring and other charges and $11 million of Chapter 11-related charges. For the fourth quarter 2003, the company had net income of $43 million, compared to a net loss of $39 million for the fourth quarter of 2002.

Owens Corning ended 2003 with a cash balance of $1.005 billion compared to $875 million at year end 2002.

For the full year 2003, the company had net sales of $4.996 billion, compared to $4.872 billion for the full year 2002. Owens Corning reported income from operations of $267 million, including charges of $34 million for restructuring and other charges and $85 million of Chapter 11-related charges, partially offset by $5 million in asbestos-related insurance recoveries. For the year, the company had net income of $115 million.

For 2002, the company reported a loss from operations of $2.313 billion, including charges of $2.356 billion for asbestos-related liabilities, $166 million for restructuring and other charges, and $96 million of Chapter 11-related charges, partially offset by $5 million in asbestos-related insurance recoveries. Owens Corning had a net loss of $2.809 billion for 2002, including a non-cash charge of $491 million ($441 million net of tax) as the result of the adoption of Statement of Financial Accounting Standards No. 142, relating to the accounting for goodwill and other intangibles.

“We were very pleased with our operational performance for the quarter and for the year,” said Dave Brown, Owens Corning’s chief executive officer. “Although higher energy and raw material costs were significant for 2003, those costs were offset by a combination of increased volume in our building materials businesses, improved manufacturing productivity and aggressive control over our SG&A expenses.”

Owens Corning is a world leader in building materials systems and composite systems. Additional information is available on Owens Corning’s Web site at www.owenscorning.com or by calling the company’s toll-free General Information line: 1-800-GET PINK.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

On October 24, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for future asbestos personal injury claimants, filed an amended Joint Plan of Reorganization in the U. S. Bankruptcy Court for the District of Delaware. The Plan is subject to confirmation by the Bankruptcy Court. As filed, the Plan provides for partial payment of all creditors’ claims, in the form of distributions of new common stock and notes of the reorganized company, and cash. Additional distributions from potential insurance and other third-party claims may also be paid to creditors, but it is expected that all classes of creditors will be impaired. Therefore, the Plan also provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares. It is impossible to predict at this time the terms and provisions of any plan of reorganization that may ultimately be confirmed or the treatment of creditors thereunder.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

#  #  #